Subsidiaries

Entity	Jurisdiction
Polaris Parent LLC	Delaware
Polaris Intermediate Corp.	Delaware
MPH Acquisition Corp 1	Delaware
MPH Acquisition Holdings LLC	Delaware
MPH Intermediate Holding Company 1	Delaware
MultiPlan Holding Corporation	Delaware
MultiPlan, Inc.	New York
HST Acquisition Corp.	Delaware
HSTechnology Solutions, Inc.	Delaware
MARS Acquisition Corp.	Delaware
Medical Audit & Review Solutions, Inc.	Delaware
IHP Acquisition Corp.	Delaware
Integrated Health Plan, Inc.	Florida
HMA Acquisition Corporation	Delaware
Savant Management Concepts, Inc.	Arizona
i/mx Technologies, Inc.	Arizona
HMA, Inc.	Arizona
Medical Management Services, Inc.	Nevada
Rural Arizona Network, Inc.	Arizona
Health Management Network, Inc.	Nevada
NCN Acquisition Corporation	Delaware
National Care Network, LLC	Delaware
MPI Sub, Inc.	Delaware
Associates for Health Care, Inc.	Wisconsin

ForMost, Inc.	Delaware
Admar Corporation	California
ProAmerica Managed Care, Inc.	Texas
Florida Health, L.C.[1]	Florida
Healthnetwork ProAmerica Midwest, Inc.	Illinois
Private Healthcare Systems, Inc. (“PHS”)	Delaware
Statewide Independent PPO, Inc.	New York
American Lifecare, Inc.	Louisiana
American Lifecare Holdings, Inc.	Louisiana
MultiPlan Services Corporation	Delaware
Viant Holdings, Inc.	Delaware
Viant, Inc. (“Viant”)	Nevada
Beech Street Corporation (“Beech Street”)	California
Viant Payment Systems, Inc.	Delaware
Texas True Choice, Inc.	Delaware
HealthNetwork Systems, LLC	Delaware
Viant Management Services, Inc.	Nevada
HealthEOS by MultiPlan, Inc.	Wisconsin

1 MPI Sub, Inc. owns a one percent interest in Florida Health, L.C. and ProAmerica Managed Care, Inc. owns the remaining 99% interest in Florida Health, L.C.